World Headquarters 14901 S. Orange Blossom Trail Orlando, FL 32837 Mailing Address: Post Office Box 2353 Orlando, FL 32802-2353

Contact: Nicole Decker        407-826-4560

Tupperware Brands Reports Record Second Quarter 2011 Sales and Profit Above Guidance

•	Second Quarter Sales up 9% in local currency and 19% in U.S. dollars.

•
Second Quarter GAAP diluted E.P.S. $1.03, up 14% versus last year. Excluding certain items impacting comparability*, diluted E.P.S. $1.25, up 34% over last year and 7 cents above high end of guidance range.

Orlando, Fla., July 27, 2011 - (NYSE: TUP) Tupperware Brands Corporation today reported record second quarter 2011 sales and profit, with a sales increase in local currency of 9% before a positive impact from foreign exchange rates of 10%. This resulted in record reported sales that were 19% above the second quarter of 2010.

Rick Goings, Chairman and CEO, commented, “We are pleased to report another strong quarter of local currency sales growth, which is two percentage points above the high end of the guidance we gave in April. Our emerging markets comprised 58% of sales in the quarter and delivered a 15% sales increase in local currency. A number of emerging markets had local currency sales increases of more than 20%, including Brazil, India, Indonesia, Malaysia/Singapore, Turkey and Venezuela. The established markets were up 2% in local currency, with France and Italy achieving 14% increases and Tupperware United States and Canada achieving an 8% increase. BeautiControl, Fuller Mexico and Russia had sales declines in the quarter.”

Diluted GAAP earnings per share of $1.03 for the second quarter of 2011 was up 13 cents, or 14%, versus last year. The 2011 second quarter included net negative 22 cents from items impacting comparability*, while 2010 had net negative 3 cents from those items. There was also a positive 11 cent impact versus 2010 from stronger foreign currencies.

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Adjusted diluted earnings per share of $1.25 in the quarter was 32 cents better than 2010, including the positive foreign currency impact of 11 cents. The $1.25 of adjusted diluted earnings per share was 7 cents above the high end of the guidance range given by the Company in April, reflecting better than expected profit in South America and lower than expected profit in the North America segments, along with lower than expected net interest expense and a lower tax rate.

Tupperware Brands will conduct a conference call today, Wednesday, July 27, 2011, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release, on www.tupperwarebrands.com.

Second Quarter Segment Highlights*+

Europe local currency sales were up 6% over prior year (up 20% reported). The emerging markets were up 12% compared with last year (up 22% reported). Turkey achieved a 65% local currency sales increase (up 60% reported), and the South African businesses realized a 15% increase (up 28% reported). These results were partially offset by an 11% decline (down 3% reported) in Russia. Established markets in the segment were up 3% over the prior year (up 18% reported), led by France and Italy each achieving a 14% increase (up 31% reported). Sales in Germany were up 4% compared with 2010 (up 19% reported), and the German business ended the quarter with a 6% larger sales force size versus last year. There was a partial offset from a decline in sales in Austria. Europe's pretax profit was up 41% in local currency (up 62% reported). The 2010 quarter included negative out of period amounts recorded in Russia of $4.0 million in sales and $10.4 million in profit. The segment's total sales force was up 7% at quarter end.

In Asia Pacific, second quarter sales versus prior year were up 16% in local currency (up 28% reported). Emerging markets were up 27% in local currency (up 35% reported). The strong performance was led by Indonesia with a 41% local currency sales increase (up 50% reported) and India with a 75% local currency sales increase (up 79% reported), with the other main contributors being Malaysia/Singapore with a 24% local currency sales increase (up 34% reported) and the Philippines with a 12% local currency sales increase (up 18% reported). China was up by 3% in local currency sales (up 8% reported), but this reflected a negative 11 point impact on the year-over-year comparison from lower business to business sales. The established markets were down 2% in local currency (up 16% reported), mainly in Tupperware Australia, which had a sales decline of 7% in local currency (up 14% reported) that was partially offset by Tupperware Japan, which achieved a sales increase of 1% (up 14% reported). The year-over-year comparisons in both Tupperware Australia and Japan were better than in the first quarter. Pretax profit for the segment was up 22% in local currency (up 33% reported). The segment's total sales force was up 4% at the end of the quarter.

Tupperware North America sales were up 4% in local currency (up 8% reported) versus prior year. Sales in Mexico declined 2% in local currency (up 5% reported), reflecting a promotional shift of sales into the first quarter from the second quarter, due to the extra week in the first quarter. Tupperware United States and Canada had an 8% increase in the quarter (up 9% reported). Second quarter pretax profit for the segment was down 19% in local currency (down 16% reported), reflecting investment in the United States and Canada business for recruiting and sales force leadership development, as well as lower gross margin realization. The total sales force size for the segment at the end of the quarter was up 9%.

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Beauty North America sales were down 8% in local currency (down 3% reported). In the large Fuller Mexico business, local currency sales were down 9% compared with last year (down 2% reported), driven by challenges in sales force recruiting through most of the quarter. Recruiting accelerated in June, and Fuller Mexico was able to end the quarter with a sales force size approximately even with the prior year. BeautiControl had an 11% decrease in sales (down 10% reported), reflecting a continued improvement in trend, excluding the extra week in the first quarter. The segment's pretax profit in the quarter decreased 24% in local currency (down 18% reported), driven by lower gross margin realization and promotional investment in sales force growth initiatives by BeautiControl. The segment's total sales force size at the end of the quarter was up 1% compared with prior year.

South America sales were up 49% in local currency (up 57% reported), led by Brazil, where local currency sales increased by 64% (up 85% reported), with the other main contributors being Argentina with a 16% local currency sales increase (up 10% reported) and Venezuela with an 86% increase. Approximately one-third of the segment's local currency sales increase was from higher prices in light of inflation, along with a stronger foreign exchange rate than last year in Venezuela. Pretax profit increased 78% in local currency (up 95% reported). The total sales force size for the segment at the end of the quarter was up 5% compared with last year.

Year to Date Results

Sales for the first six months of 2011 were up 10% in local currency (up 16% reported). Businesses operating in emerging markets, comprising 58% of total company sales, grew 15% in local currency (up 22% reported) and the businesses that operate in established markets were up 3% in local currency (up 10% reported). There were local currency increases of more than 20% in the emerging markets of Brazil, India, Indonesia, Malaysia/Singapore, Turkey and Venezuela and double digit increases in the established markets of France, Italy and Tupperware United States and Canada. These results were partially offset by declines in Tupperware Australia, BeautiControl, Fuller Mexico, Greece and Russia. Profit from the reporting segments rose 12% in local currency (up 20% reported), driven by a double digit percentage improvement in Asia Pacific, a $12.4 million increase by South America, and a mid single digit percentage improvement in Europe, partially offset by a decline in Beauty North America and a slight decrease in Tupperware North America, reflecting investments the Company is making in the growth of certain of the businesses in those segments, and lower gross margins. Diluted earnings per share was $1.91, up 7% in local currency (up 16% reported). Excluding certain adjustment items for the first six months of both years, diluted earnings per share was $2.15, up 16% in local currency (up 26% reported).

Third Quarter 2011 Outlook*

The third quarter sales outlook is for an increase of 7 to 9% in local currency. Based on current exchange rates, there is a 8 percentage point positive impact on the year over year sales comparison, so the outlook range in dollars is an increase of 15 to 17%. GAAP diluted earnings per share is expected to be $0.70 to $0.75, with a negative 9 cent impact from items impacting comparability. Excluding these items, diluted earnings per share is forecast to be $0.79 to $0.84. (See detail in the Non-GAAP Financial Measures Outlook Reconciliation schedule.) This compares with GAAP diluted earnings per share of 62 cents in the third quarter of 2010 and 64 cents excluding certain items. The guidance reflects a positive impact on the comparison of 8 cents from foreign currency, along with a higher income tax rate than 2010.

Full Year 2011 Outlook*

Full year 2011 sales are expected to increase in local currency versus 2010 by 7 to 9%, compared with the April guidance range of 6 to 8%. With a 7% benefit from foreign exchange, the guidance range in dollars is an increase of 14 to 16%. The guidance for the year reflects a mid-single digit increase in local currency sales in Europe, a low- to mid-teen percentage increase in Asia Pacific, a mid- to high-single digit increase in Tupperware North America, a mid-single digit decrease in Beauty North America and a high 30 percent increase in South America.

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The GAAP diluted earnings per share guidance range is $4.14 to $4.24. Versus its April guidance, the Company decreased its GAAP diluted earnings per share guidance by 21 cents related to costs associated with implementing its new credit arrangements. In total, there is a net negative 36 cents from items impacting comparability. Excluding these items, diluted earnings per share is forecast to be $4.50 to $4.60, 5 cents higher than the Company's April guidance. This compares with 2010 diluted earnings per share of $3.72 excluding certain items, and includes a positive 32 cent impact versus 2010 from foreign currency rates. This indicates a 21 to 24% increase in dollars in diluted earnings per share excluding items, and an increase of 11 to 14% in local currency. The increase from the April guidance primarily reflects improved results in the Company's Asia Pacific and South America segments, a lower tax rate and fewer diluted shares, with a partial offset from lower expected results in its Beauty North America segment.

The full year outlook, at the high end of the range, includes, versus 2010, a 70 basis point improvement in pretax income as a percentage of sales, excluding items impacting comparability, an increase in the tax rate of 50 basis points to 25.1% and about 2.5% less average diluted shares outstanding.

Rick Goings, Chairman and CEO, commented, “Overall, we are pleased with the progress our businesses are making, with four out of five segments achieving healthy growth in the quarter. Our outlook is promising, as we entered the third quarter with a record 2.7 million sales force members. We continue to attract sellers with our innovative products, entertaining selling situations, and compelling earning and leadership development opportunities.”

* See Non-GAAP Financial Measures Reconciliation Schedules.

+ Effective with the first quarter of 2011, the Company has modified its segment reporting to more clearly reflect the geographic distribution of its businesses. Consequently, the Company no longer has a Beauty Other segment, and the businesses that had been reported in that segment are now reported as indicated: Tupperware Brands Philippines in Asia Pacific; the Company's Central America businesses in Tupperware North America; the Nutrimetics businesses in Europe and Asia Pacific, in those segments as applicable; and the businesses in South America in a separate geographic segment. Comparable information from 2010 has been reclassified to conform with the new presentation.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.7 million.  Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's most recent periodic report as filed in accordance with the Securities Exchange Act of 1934.

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The Company does not intend to update forward-looking information other than through its quarterly earnings releases unless it expects diluted earnings per share for the current quarter, excluding adjustment items and the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. The adjustment items, at times, materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements, and re-engineering costs.  Further, while the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations.  Additionally, gains recognized in any given period are not indicative of gains which may be recognized in any particular future period.   For this reason, these gains are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters.  Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing manufacturing and other restructuring activities, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters.  Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes. The Company has also excluded in its non-GAAP measures the expense incurred upon the impairment of its floating to fixed interest swaps and the write off of deferred debt costs in connection with the notes it sold and the new revolving credit agreement that it entered into in June 2011. The Company believes that excluding from indicated financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur infrequently, also provides a useful measure for analysis and predictive purposes.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years; however, based on the Company's current estimates, this amortization will decline as the years progress.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single year of amounts recorded in prior years or expected to be recorded in future years. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

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As exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.
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TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	27 Weeks Ended	26 Weeks Ended
(In millions, except per share data)	July 2, 2011	June 26, 2010	July 2, 2011	June 26, 2010

Net sales	$669.9	$565.1	$1,306.3	$1,122.2
Cost of products sold	219.6	181.6	434.5	365.8
Gross margin	450.3	383.5	871.8	756.4

Delivery, sales and administrative expense	344.2	301.4	683.6	602.1
Re-engineering and impairment charges	1.1	2.0	2.5	3.6
Gains on disposal of assets	0.7	—	0.7	—
Operating income	105.7	80.1	186.4	150.7

Interest income	0.8	0.7	1.7	1.1
Interest expense	25.6	7.1	33.1	14.5
Other (income) expense	(0.2)	—	(0.1)	0.6
Income before income taxes	81.1	73.7	155.1	136.7
Provision for income taxes	16.0	15.8	34.2	31.7
Net income	$65.1	$57.9	$120.9	$105.0

Net income per common share:

Basic earnings per share:	$1.05	$0.92	$1.95	$1.67

Diluted earnings per share:	$1.03	$0.90	$1.91	$1.64

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In millions, except per share data)

	13 Weeks Ended	13 Weeks Ended				27 Weeks Ended	26 Weeks Ended
			Reported	Restated*	Foreign			Reported	Restated*	Foreign
	July 2, 2011	June 26, 2010%		%	Exchange	July 2, 2011	June 26, 2010%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact *			Inc (Dec)	Inc (Dec)	Impact *
Net Sales:
Europe	$223.5	$186.6	20	6	$23.9	$454.8	$411.0	11	4	$27.4
Asia Pacific	175.5	137.0	28	16	14.0	335.6	263.8	27	17	22.8
TW North America	97.4	90.5	8	4	3.2	184.8	167.7	10	7	5.6
Beauty North America	103.6	106.5	(3)	(8)	6.0	203.6	200.0	2	(3)	9.8
South America	69.9	44.5	57	49	2.3	127.5	79.7	60	54	3.3
	$669.9	$565.1	19	9	$49.4	$1,306.3	$1,122.2	16	10	$68.9

Segment profit:
Europe	$42.2	$26.0	62	41	$3.9	$81.9	$72.7	13	5	$4.9
Asia Pacific	33.3	25.1	33	22	2.3	61.4	43.8	40	30	3.5
TW North America	16.8	20.0	(16)	(19)	0.8	29.0	28.4	2	(2)	1.3
Beauty North America	14.4	17.3	(18)	(24)	1.4	22.6	26.9	(16)	(22)	2.0
South America	12.2	6.3	95	78	0.6	20.4	7.2	+	+	0.8
	118.9	94.7	26	15	9.0	215.3	179.0	20	12	12.5

Unallocated expenses	(12.6)	(12.6)	(1)	(3)	(0.1)	(27.0)	(25.3)	7	5	(0.5)
Gains on disposal of assets	0.7	—	+	+	—	0.7	—	+	+	—
Re-engineering and impairment charges	(1.1)	(2.0)	(44)	(44)	—	(2.5)	(3.6)	(29)	(29)	—
Interest expense, net	(24.8)	(6.4)	+	+	—	(31.4)	(13.4)	+	+	—
Income before taxes	81.1	73.7	10	(2)	8.9	155.1	136.7	13	4	12.0
Provision for income taxes	16.0	15.8	1	(10)	2.0	34.2	31.7	8	(1)	2.8
Net income	$65.1	$57.9	12	1	$6.9	$120.9	$105.0	15	6	$9.2

Net income per common share (diluted)	$1.03	$0.90	14	2	$0.11	$1.91	$1.64	16	7	$0.15

Weighted average number of diluted shares	63.1	63.9				63.3	63.9

 * Restated increase (decrease) is 2011 actual compared with 2010 translated at 2011 exchange rates, and foreign exchange impact is the difference between 2010 actual and 2010 translated at 2011 exchange rates.

TUPPERWARE BRANDS CORPORATION
RECONCILIATION
(In millions, except per share data)
	13 Weeks Ended Jul 2, 2011				13 Weeks Ended Jun 26, 2010
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$42.2	$0.2	a	$42.4	$26.0	$0.2	a	$26.2
Asia Pacific	33.3	0.3	a	33.6	25.1	0.4	a	25.5
TW North America	16.8	—		16.8	20.0	—		20.0
Beauty North America	14.4	0.3	a	14.7	17.3	0.4	a	17.7
South America	12.2	—		12.2	6.3	—		6.3
	118.9	0.8		119.7	94.7	1.0		95.7

Unallocated expenses	(12.6)	—		(12.6)	(12.6)	—		(12.6)
Gains on disposal of assets	0.7	(0.7)	b	—	—	—		—
Re-eng and impairment chgs	(1.1)	1.1	c	—	(2.0)	2.0	c	—
Interest expense, net	(24.8)	19.8	d	(5.0)	(6.4)	—		(6.4)
Income before taxes	81.1	21.0		102.1	73.7	3.0		76.7
Provision for income taxes	16.0	7.3	e	23.3	15.8	1.1	e	16.9
Net income	$65.1	$13.7		$78.8	$57.9	$1.9		$59.8

Net income per common share (diluted)	$1.03	$0.22		$1.25	$0.90	$0.03		$0.93

	27 Weeks Ended Jul 2, 2011				26 Weeks Ended Jun 26, 2010
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$81.9	$0.3	a	$82.2	$72.7	$0.3	a	$73.0
Asia Pacific	61.4	0.6	a	62.0	43.8	0.8	a	44.6
TW North America	29.0	—		29.0	28.4	—		28.4
Beauty North America	22.6	0.6	a	23.2	26.9	0.8	a	27.7
South America	20.4	—		20.4	7.2	—		7.2
	215.3	1.5		216.8	179.0	1.9		180.9

Unallocated expenses	(27.0)	—		(27.0)	(25.3)	—		(25.3)
Gains on disposal of assets	0.7	(0.7)	b	—	—	—		—
Re-eng and impairment chgs	(2.5)	2.5	c	—	(3.6)	3.6	c	—
Interest expense, net	(31.4)	19.8	d	(11.6)	(13.4)	—		(13.4)
Income before taxes	155.1	23.1		178.2	136.7	5.5		142.2
Provision for income taxes	34.2	8.1	e	42.3	31.7	1.7	e	33.4
Net income	$120.9	$15.0		$135.9	$105.0	$3.8		$108.8

Net income per common share (diluted)	$1.91	$0.24		$2.15	$1.64	$0.06		$1.70
(a) Amortization of intangibles of acquired beauty units.
(b) Gains on disposal of assets of $0.7 million is primarily related to the sale of land held for development near the Company's Orlando, FL headquarters.
(c) Re-engineering and impairment charges of $2.5 million in 2011 are primarily related to severance costs incurred to reduce headcount in the Company's Argentina, Australia, France, Greece, Japan, Mexico and Spain operations, of which $1.1 million was incurred in the second quarter. Re-engineering and impairment charges of $3.6 million in 2010 included $2.8 million related to severance costs incurred to reduce headcount in the Company's Argentina, Australia, BeautiControl, France, Greece, Japan and Mexico operations and $0.8 million related to new plants in China and India and relocation expenses in Belgium and Japan, of which $2.0 million was incurred in the second quarter.
(d) The $19.8 adjustment in 2011 is related to the impairment of interest rate swaps and write off of deferred debt costs in conjunction with the early extinguishment of debt.
(e) Provision for income taxes represents the net tax impact of adjusted amounts.
See the description of non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	27 Weeks Ended	26 Weeks Ended
(In millions)	July 2, 2011	June 26, 2010

OPERATING ACTIVITIES
Net cash provided by operating activities	$49.6	$84.7

INVESTING ACTIVITIES
Capital expenditures	(25.7)	(20.3)
Proceeds from disposal of property, plant & equipment	2.6	1.6
Net cash used in investing activities	(23.1)	(18.7)

FINANCING ACTIVITIES
Dividend payments to shareholders	(37.6)	(31.5)
Repurchase of common stock	(130.8)	(26.5)
Net proceeds from issuance of senior notes	395.9	—
Repayment of long-term debt and capital lease obligations	(406.4)	(0.9)
Net change in short-term debt	0.1	—
Debt issuance costs	(5.5)	—
Proceeds from exercise of stock options	13.9	9.0
Other, net	7.6	4.1
Net cash used in financing activities	(162.8)	(45.8)

Effect of exchange rate changes on cash and cash equivalents	3.7	(11.3)

Net change in cash and cash equivalents	(132.6)	8.9

Cash and cash equivalents at beginning of year	248.7	112.4

Cash and cash equivalents at end of period	$116.1	$121.3

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	July 2, 2011	Dec 25, 2010

Assets

Cash and cash equivalents	$116.1	$248.7
Other current assets	675.6	600.5
Total current assets	791.7	849.2

Property, plant and equipment, net	268.4	258.0

Other assets	942.7	908.6

Total assets	$2,002.8	$2,015.8

Liabilities and Shareholders' Equity

Short-term borrowings and current
portion of long-term debt	$2.3	$1.9
Accounts payable and other current liabilities	498.1	498.5

Total current liabilities	500.4	500.4

Long-term debt	418.2	426.8

Other liabilities	266.5	298.8

Total shareholders' equity	817.7	789.8

Total liabilities and shareholders' equity	$2,002.8	$2,015.8

Debt to Adjusted EBITDA* Ratio for the four quarters ended July 2, 2011: 1.0 times.

* Adjusted EBITDA as defined in the Company's credit agreement under
Consolidated EBITDA. See calculation attached to this release.

TUPPERWARE BRANDS CORPORATION
SUPPLEMENTAL INFORMATION
Second Quarter Ended July 2, 2011

Sales Force Statistics (a):
Segment	AVG. ACTIVE	% CHG.	TOTAL	% CHG.
Europe	104,416	(8)	674,910	7
Asia Pacific	201,615	11	825,318	4
TW North America	107,000	10	301,240	9
Beauty North America	323,198	(6)	594,366	1
South America	99,782	(13)	263,507	5
Total	836,011	(2)	2,659,341	5

(a) As collected by the Company and provided by distributors and sales force.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 27, 2011

($ in millions, except per share amounts)

	Third Quarter	Third Quarter
	2010 Actual	2011 Outlook
		Range
		Low	High

Income before income taxes	$53.1	$60.4	$64.5

% change from prior year		14%	21%

Income tax	$13.2	$17.1	$18.2
Effective Rate	25%	28%	28%

Net Income (GAAP)	$39.9	$43.3	$46.3

% change from prior year		9%	16%

Adjustments(1):
Re-engineering and other restructuring costs	0.4	5.6	5.6
Acquired intangible asset amortization	1.0	0.7	0.7
Income tax(2)	(0.5)	(0.5)	(0.5)
Net Income (Adjusted)	$40.8	$49.1	$52.1

% change from prior year		20%	28%

Exchange rate impact(3)	5.2	—	—
Net Income (Adjusted and 2010 restated for currency changes)	$46.0	$49.1	$52.1

% change from prior year		7%	13%

Net income (GAAP) per common share (diluted)	$0.62	$0.70	$0.75

Net Income (Adjusted) per common share (diluted)	$0.64	$0.79	$0.84

Average number of diluted shares (millions)	63.9	62.0	62.0

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) Difference between 2010 actual and 2010 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 27, 2011

($ in millions, except per share amounts)

	Full Year	Full Year
	2010 Actual	2011 Outlook
		Range
		Low	High

Income before income taxes	$299.7	$342.6	$351.4

% change from prior year		14%	17%

Income tax	$74.1	$84.7	$87.0
Effective Rate	25%	25%	25%

Net Income (GAAP)	$225.6	$257.9	$264.4

% change from prior year		14%	17%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$0.2	$(0.7)	$(0.7)
Re-engineering and other restructuring costs	7.7	10.0	10.0
Swap impairment and debt cost write-off	—	19.8	19.8
Acquired intangible asset amortization	3.9	2.9	2.9
Purchase accounting intangible impairments	4.3	—	—
Income tax(2)	(3.8)	(9.3)	(9.3)
Net Income (Adjusted)	$237.9	$280.6	$287.1

% change from prior year		18%	21%

Exchange rate impact(3)	20.2	—	—
Net Income (Adjusted and 2010 restated for currency changes)	$258.1	$280.6	$287.1

% change from prior year		9%	11%

Net income (GAAP) per common share (diluted)	$3.53	$4.14	$4.24

Net Income (Adjusted) per common share (diluted)	$3.72	$4.50	$4.60

Average number of diluted shares (millions)	63.8	62.4	62.4

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) Difference between 2010 actual and 2010 restated at current currency exchange rates

Tupperware Brands Corporation
Adjusted EBITDA and Debt/Adjusted EBITDA*

		As of and for
		the Four Quarters
		Ended (Unaudited)
		July 2, 2011
	Adjusted EBITDA:
	Net income	$241.5
	Add:
	Depreciation and amortization	50.7
	Gross interest expense	47.9
	Provision for income taxes	76.6
	Pretax non-cash re-engineering and impairment charges	4.4
	Equity compensation	16.4
	Deduct:
	Gains on land sales, insurance recoveries, etc.	(0.2)

	Total Adjusted EBITDA	$437.3

	Consolidated total debt	$420.5
	Divided by adjusted EBITDA	437.3
	Debt to Adjusted EBITDA Ratio	1.0

*	Amounts and calculations are based on the definitions and provisions of the Company's $450 million Credit Agreement
	dated June 2, 2011 and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is
	calculated as defined for "Consolidated EBITDA" in the Credit Agreement.